Exhibit 99.3

              E COM VENTURES, INC. AND QUALITY KING FRAGRANCE, INC.
       AGREE TO USE REASONABLE EFFORTS TO COORDINATE PURCHASING ACTIVITIES


SUNRISE,  FLORIDA  September 17, 2003. E COM VENTURES,  INC. ("ECOM V") (NASDAQ:
ECMV) announced today that in anticipation of its upcoming acquisitions of Quality King Fragrance, Inc. ("QKF") and Scents of Worth, Inc., ECOM V and QKF have agreed to use their reasonable efforts to coordinate purchasing activities, with QKF serving as ECOM V's purchasing agent, upon terms and conditions to be agreed upon by the parties. QKF will be purchasing merchandise for resale to Perfumania, Inc. ("Perfumania"), a wholly-owned subsidiary of ECOM V with over 240 retail outlets in the U.S. and Puerto Rico. This agreement is preliminary in nature and is subject to the terms of a definitive purchasing agreement.

Ilia Lekach, Chairman and CEO of ECOM V commented, "We decided to take immediate advantage of the opportunity to combine the retail and wholesale platforms of the three companies (Perfumania, Inc., Scents of Worth, Inc., and QKF) to strengthen our supplier relationships. The definitive purchasing agreement will include the appointment of QKF, as Perfumania's purchasing representative that can source product directly from various suppliers."

Michael Katz, Executive Vice-President of QKF said, "I look forward to the exciting opportunities for QKF and its suppliers that buying for the three entities will present."

Subject to the terms of the definitive purchasing agreement, QKF will make available 60-day credit terms on purchases of fragrances up to ECOM V's approved credit limit .

ECOM V also announced today in separate press releases that it has entered into letters of intent to acquire all of the capital stock of fragrance retailer, Scents of Worth, Inc., and certain assets of QKF. Glenn and Stephen Nussdorf together own a majority interest in the parent of QKF and Scents of Worth, Inc. and together own approximately 16% of ECOM V's outstanding stock.

ECOM  V,  through  its  subsidiary,   Perfumania,  is  a  retailer  of  prestige
fragrances.

This press release includes information presented which contains forward-looking information, including statements regarding the acquisition of QKF and Scents of Worth, Inc. and the buying power of the three companies. These comments constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the information discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are the ability to enter into a definitive purchasing agreement on favorable terms, or at all, the ability to satisfy the conditions contained in the letters of intent to acquire QKF and Scents of Worth, Inc., the ability to complete the acquisitions of QKF and Scents of Worth, Inc., on a timely basis, or at all, and if the acquisitions are completed, the ability to achieve the anticipated benefits of the acquisitions, general economic conditions, future trends in sales, ECOM V's ability to introduce new products in a cost-effective manner and other factors included in ECOM V's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. ECOM V undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Perfumania is a trademark of Perfumania, Inc. All other trademarks are the property of their respective owners.




FOR:      E COM VENTURES, INC.
CONTACT:  Ilia Lekach 954-335-9160
          Mark Young 954-335-9030



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